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                                                                      Exhibit 99

                      TUESDAY MAY 8, 4:47 PM EASTERN TIME
PRESS RELEASE

DYNEGY HOLDINGS ANNOUNCES COMPLETION OF LEVERAGED LEASE TRANSACTION

HOUSTON--(BUSINESS WIRE)--May 8, 2001--Dynegy Holdings Inc., a wholly owned subsidiary of Dynegy Inc. (NYSE:DYN - news), today announced the completion of a $920.0 million leveraged lease transaction. The leveraged lease transaction relates to the previously announced acquisition of 1,700 megawatts of Central Hudson power generation facilities in the Northeast. The transaction included an offering of $800.4 million aggregate principal amount of nine- and 15-year debt securities and an equity investment by a third party in the amount of approximately $119.6 million. The debt securities are pass-through trust certificates issued by two pass-through trusts. Rent payable by two Dynegy Holdings subsidiaries in the leveraged lease transaction will be the source of payment on the certificates. Dynegy Holdings, which will guarantee the subsidiaries' obligations under the leveraged lease transaction, will use the proceeds to repay commercial paper and for general corporate purposes.

The pass-through certificates issued have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Dynegy Inc. is a leading provider of energy and communications solutions to customers in North America, the United Kingdom and Continental Europe. The company's leadership position extends across the entire convergence value chain, from broadband, power generation and wholesale and direct commercial and industrial marketing and trading of power, natural gas, coal, emission allowances and weather derivatives. The company is also involved in the transportation, gathering and processing of natural gas liquids and the transmission and distribution of electricity and natural gas to retail consumers.

Certain statements included in this news release are intended as "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. These statements include assumptions, expectations, predictions, intentions or beliefs about future events. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Some of the key factors that could cause actual results to vary from those Dynegy expects include changes in commodity prices for energy or communications products or services; the timing and extent of deregulation of energy markets in the U.S. and Europe; general capital market conditions; the effectiveness of Dynegy's risk management policies and procedures; the liquidity and competitiveness of wholesale trading markets for energy commodities, including the impact of electronic or online trading in these markets; operational factors affecting Dynegy's power generation or Dynegy's midstream natural gas facilities; uncertainties regarding the development of, and competition within, the market for broadband services in the U.S. and Europe; and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting Dynegy's business.
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More information about the risks and uncertainties relating to these forward-
looking statements are found in Dynegy's SEC filings, which are available free of charge on the SEC's web site at http://www.sec.gov.